EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated October 19, 2012, with respect to the statements of condition including the related portfolios of Closed-End Strategy:
Senior Loan and Limited Duration Portfolio, Series 34, Closed-End Strategy:
Global Income Portfolio, Series 12 and Closed-End Strategy: Diversified Credit Opportunities Portfolio, Series 8 (included in Van Kampen Unit Trusts, Series
1269) as of October 19, 2012, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-183306) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
October 19, 2012